                                                                  Exhibit (a)(1)

                          CENTURY PROPERTIES FUND XVII
                     1873 South Bellaire Street, 17th Floor
                             Denver, Colorado 80222

                                November 15, 1999

Dear Limited Partner:

         We understand that you will receive from AIMCO Properties, L.P. an Litigation Settlement Offer any and all partnership units at $488 per unit of Century Properties XVII (the "Partnership"). Further, we understand that you are to receive from Madison Liquidity Investors 104, L.L.C. an Litigation Settlement Offer up to 4.9% of the limited partnership units at $285 per unit.

         The Partnership, through its general partner, Fox Partners (the "General Partner"), is required by the rules of the Securities and Exchange Commission to make a recommendation as to whether you should accept or reject such offers, or whether the Partnership is remaining neutral with respect to such offers. THE PARTNERSHIP AND THE GENERAL PARTNER ARE REMAINING NEUTRAL AND MAKING NO RECOMMENDATION WITH RESPECT TO ANY OFFER for the reason set forth under "the Offer - Section 10. Position of Your General Partner with Respect to the Offer" in the Litigation Settlement Offer, dated November 15, 1999, of AIMCO Properties, L.P., which is being sent to you. However, it should be noted that the offer of AIMCO Properties, L.P. is at the highest price of the two offers. If you wish to sell your units for cash, you should do so at the highest price.

         Limited Partners should carefully read the enclosed Schedule 14D-9, the Litigation Settlement Offer of AIMCO Properties, L.P., dated November 15, 1999 relating to the offer to acquire units of the Partnership (the "Litigation Settlement Offer"), and the related Letter of Transmittal and Instructions. Certain information in the Schedule 14D-9 is incorporated by reference to the Litigation Settlement Offer of AIMCO Properties, L.P.

         Please note that the General Partner is an affiliate of AIMCO.


                                              FOX PARTNERS
                                              General Partner


                                              By: /s/ Patrick J. Foye
                                                  -------------------
                                                      Patrick J. Foye
                                                      Executive Vice President